UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM 8-K
 ________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2013

________________________
LKQ CORPORATION
(Exact name of registrant as specified in its charter)

________________________

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (312) 621-1950
N/A
(Former name or former address, if changed since last report)

 ________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On December 5, 2013, LKQ Corporation ("LKQ") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Keystone Automotive Holdings, Inc. ("KAH") and certain shareholders of KAH pursuant to which LKQ would acquire KAH for an aggregate purchase price of $450 million. KAH, through its subsidiaries, is a leading distributor and marketer of specialty aftermarket equipment and accessories in North America. The acquisition is subject to customary closing conditions and necessary regulatory approvals, and is expected to close in the first quarter of 2014. Under the terms of the Merger Agreement, a wholly-owned subsidiary of LKQ will be merged into KAH and KAH will become a wholly-owned subsidiary of LKQ. The purchase price is subject to certain adjustments, including an adjustment related to KAH's net working capital amount at closing. Part of the purchase price will be paid through the delivery of a 15-month 1% promissory note in the principal amount of $31.5 million that will serve as security for any breaches of the Merger Agreement by the selling shareholders. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which will be filed with our annual report on Form 10-K for the year ending December 31, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 10, 2013

LKQ CORPORATION

By:	/s/ JOHN S. QUINN
John S. Quinn
Executive Vice President and Chief Financial Officer